UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event Reported):  September 22, 2008

SYNTHENOL, INC.
(Exact name of registrant as specified in its charter)

Florida	000-29219	98-0199508
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer ID Number)

c/o 65 Broadway, Suite 501, New York, NY 10006

(Address of principal executive offices)

(212) 359-4300

(Registrant's Telephone Number)

388 Drake Street, Suite 206, Vancouver, BC, Canada V6B 6A8

(Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4)

Item 1.01.  Entry into Material Definitive Agreement.

On September 22, 2008, Synthenol, Inc. (“Synthenol”) entered into an agreement with Viking Investments Group LLC (“Viking”), relating to the issuance of 284,637 shares (the “Shares”) of Synthenol’s Common Stock to Viking in exchange for the release of Synthenol by Viking from an obligation to repay certain debt of Synthenol owing to Viking in the aggregate amount of $270,405.  The amount of the Shares was determined by dividing $270,405 by $0.95 which is equal to the price per share Viking paid for certain shares of Synthenol common stock pursuant to a stock purchase agreement dated as of August 15, 2008 (“Stock Purchase Agreement”) between Synthenol, certain shareholders of Synthenol and Viking as reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 21, 2008.  The price per share of $0.95 represents a premium of approximately 79% over $0.20, the average price per share of Synthenol’s common stock over the last 20 days.  The referenced debt of Synthenol had been assigned to Viking pursuant to certain assignment agreements dated August 15, 2008 in connection with the Stock Purchase Agreement.  The issuance of the Shares was conditioned upon the concurrent execution and delivery of an agreement between Viking and Synthenol relating to the release of Synthenol from the obligation to repay the referenced debt to Viking.

The Board of Directors of Synthenol approved the issuance of the Shares to Viking in exchange for the release of Synthenol obligation to repay Viking the referenced debt.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

99.1         Letter Agreement between Synthenol, Inc. and Viking Investments Group LLC dated as of September 22, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2008
SYNTHENOL, INC.

By:	/s/ Richard Xu
Richard Xu, President